Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:
Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP Market Development (781) 419-1812

Repligen Reports Third Quarter Fiscal Year 2008 Financial Results

WALTHAM, MA – February 7, 2008 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2008, ended December 31, 2007. Total revenue for the quarter was $4,664,000 compared to $3,882,000 for the third quarter of fiscal year 2007 ended December 31, 2006, an increase of $782,000 or 20.1%. Total revenue for the quarter consisted primarily of Protein A product revenue. Gross profit on product revenue for the third quarter of fiscal year 2008 was $2,832,000 (62.1%) compared to $2,828,000 (77.8%) for the same period in fiscal year 2007. The change in gross profit margin is primarily due to a change in product mix and expenses associated with quality systems.

Operating expenses were $5,663,000 for the third quarter of fiscal year 2008 compared to $4,139,000 for the same period in fiscal year 2007. This increase in operating expenses of $1,524,000 was primarily the result of litigation expenses incurred in conjunction with our ongoing patent infringement lawsuit against Bristol-Myers Squibb and direct material expenses, which were partially offset by lower clinical operations costs.

Net loss for the third quarter of fiscal year 2008 was $241,000 or $0.01 per diluted share, compared to a net loss for the third quarter of fiscal year 2007 of $20,000 or $0.00 per diluted share. Cash, cash equivalents and marketable securities as of December 31, 2007 were $61,343,000 compared to $22,627,000 as of March 31, 2007.

“We are very pleased to have advanced our product pipeline and achieved continued strong product sales during the quarter,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial stability and cash reserves will allow us to continue to invest in the development of our pipeline candidates, aggressively defend our CTLA4 intellectual property and be opportunistic in the acquisition of new product candidates for our pipeline.”

For the nine-month period ended December 31, 2007, total revenue was $15,994,000 compared to $10,375,000 for the same period in fiscal year 2007. Gross profit on product revenue for the nine-month period ended December 31, 2007 was $10,593,000 (68.6%) compared to $6,964,000 (72%) for the same period in fiscal year 2007. The Company recorded a net gain of $40,170,000 from litigation settlement with ImClone during the second quarter of fiscal 2008. Operating expenses, exclusive of the net gain from litigation settlement, were $16,409,000 for the nine-month period ended December 31, 2007 compared to $11,849,000 for the same period in fiscal year 2007. Net income for the nine-month period ended December 31, 2007 was $40,304,000 or $1.29 per diluted share compared to a net loss of $782,000 or $0.03 per share in the same period in fiscal year 2007.

Corporate Update

Secretin (RG1068) for Imaging of the Pancreas

We have previously met with the FDA to discuss the results of our Phase 2 clinical study of RG1068, synthetic human secretin, for MRI imaging of the pancreas and we believe that a single positive Phase 3 clinical trial of similar design to the Phase 2 study will be sufficient for an NDA filing. We have finalized the Phase 3 protocol and we plan to initiate the study later this quarter. We believe there may be more than 150,000 pancreatic MRI imaging procedures conducted in the U.S. each year that could benefit from the use of secretin.

Uridine (RG2417) for Bipolar Disorder

In November, we reported positive results from our Phase 2a clinical trial of RG2417, an oral formulation of uridine, in bipolar disorder. This was a multi-center study in which 83 patients received RG2417 or a placebo over a 6-week period. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the Montgomery Asberg Depression Rating Scale (MADRS) (p=0.03) and a strong trend toward improvement on the Clinical Global Impression of Change in Bipolar Disorder Scale (CGI-BP-C) (p=0.06). In addition, RG2417 did not appear to induce mania, a side affect that has been associated with the use of a class of antidepressants known as SSRI’s in this patient population. This quarter, we plan to submit a detailed report of the results of this study to the FDA along with a proposal to initiate a larger Phase 2b clinical trial of RG2417 in patients with bipolar disorder.

HDAC Inhibitors for Friedreich’s Ataxia

We own the rights from The Scripps Research Institute to intellectual property covering compounds which may have utility in treating Friedreich’s ataxia. We have synthesized and evaluated more than 100 second-generation compounds and have identified several with improved specificity and toxicity profiles. We are currently assessing the detailed pharmacology and toxicology profiles of active lead compounds to identify an appropriate candidate for the clinic. In addition, we are continuing to evaluate this family of compounds for activity in animal models of Friedreich’s ataxia and other neurodegenerative diseases such as Huntington’s disease and spinal muscular atrophy.

Intellectual Property

CTLA4-Ig Patent

Repligen and The University of Michigan previously filed a lawsuit against Bristol-Myers Squibb (Bristol) for infringement of U.S. Patent No. 6,685,941 that covers a method of treating rheumatoid arthritis with CTLA4-Ig. Bristol markets CTLA4-Ig for treatment of rheumatoid arthritis, under the brand name Orencia®. Repligen has exclusive rights to this patent from its owners, the University of Michigan and the United States Navy. We anticipate that Summary Judgment briefing in this case will be completed in February and a trial will occur in the United States District Court for the Eastern District of Texas in April.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, February 7th at 11:00 a.m. EST, to review third quarter fiscal year 2008 financial results and expectations and provide a quarterly update of the Company. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (888) 713-4216 for domestic calls and (617) 213-4868 for international calls. Participants must provide the following passcode: 98169734. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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SELECTED FINANCIAL DATA (Unaudited)

Operating Statement Data:

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Revenue:
Product revenue	$4,563,000	$3,633,000	$15,450,000	$9,677,000
Other revenue	101,000	249,000	544,000	698,000

Total revenue	4,664,000	3,882,000	15,994,000	10,375,000
Operating expenses:
Cost of product revenue	1,731,000	805,000	4,857,000	2,713,000
Research and development	1,591,000	1,674,000	4,883,000	4,472,000
Selling, general and administrative	2,341,000	1,660,000	6,669,000	4,664,000
Net gain from litigation settlement	—	—	(40,170,000)	—

Total operating expenses	5,663,000	4,139,000	(23,761,000)	11,849,000

Income (loss) from operations	(999,000)	(257,000)	39,755,000	(1,474,000)

Investment income	760,000	240,000	1,383,000	701,000
Interest expense	(2,000)	(3,000)	(7,000)	(9,000)

Income (loss) before taxes	(241,000)	(20,000)	41,131,000	(782,000)
Income tax provision	—	—	(827,000)	—

Net income (loss)	$(241,000)	$(20,000)	$40,304,000	$(782,000)

Earnings (loss) per share:
Basic	$(0.01)	$—	$1.31	$(0.03)

Diluted	$(0.01)	$—	$1.29	$(0.03)

Weighted average shares outstanding:
Basic	30,954,000	30,376,000	30,763,000	30,366,000

Diluted	30,954,000	30,376,000	31,238,000	30,366,000

	December 31, 2007	March 31, 2007
Balance Sheet Data:
Cash, cash equivalents and marketable securities *	$61,343,000	$22,627,000
Total assets	70,459,000	29,076,000
Total stockholders' equity	67,123,000	25,538,000

* does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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